Exhibit 99.1

MYnd Analytics Announces a Strategic One Million Dollar

Equity Investment

Investment includes right of first refusal to expand into Europe

New York, NY, March 21, 2017 – MYnd Analytics, Inc. (OTCQB: MYAN), a predictive medicine company which brings objective physical findings to psychiatric treatment in order to reduce trial and error treatment in mental health, announced receipt of a one million dollar strategic investment by the European-based RSJ Gradus fund, which includes a right of first refusal to expand into Europe before the end of 2018.

Michal Votruba, the Director of Life Sciences for RSJ-Gradus and a member of the Board of Directors of MYnd Analytics stated, “We are glad to be able to bring patients and physicians in Europe a new tool which targets objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses." George Carpenter, the CEO of MYnd Analytics, said, “MYnd has begun its expansion into Canada in collaboration with the Canadian Military and looks forward to further global expansion in areas where there is an opportunity to improve the treatment of mental health illnesses.” “In Europe, antidepressants are commonly prescribed but less than 10% of patients are noted to receive satisfactory treatment resulting in only 3-4% continued compliance of treatment beyond 3 months, which is considered low” (Position paper of the European Psychiatric Association, 2012).

MYnd Analytics, Inc. (www.myndanalytics.com) provides a unique set of reference data and analytic tools for clinicians and researchers in psychiatry. While treatment for mental disorders has doubled in the last 20 years, it is estimated that 17 million Americans have failed two or more medication therapies for their mental disorders. MYnd Analytics' Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG).  Based on MYnd Analytics' original physician-developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.myndanalytics.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as MYnd Analytics' ability to successfully expand into the European market, successfully complete its ongoing trials with the Canadian Armed Forces, the ability of its products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses and MYnd Analytics' ability to expand globally in areas where there is an opportunity to improve treatment in mental health, as well as those risks and uncertainties set forth in Mynd Analytics' filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Details of the transaction between MYnd Analytics and RSJ Gradus will be available in a Current Report on Form 8-K to be filed by MYnd Analytics with the Securities and Exchange Commission.

Contact

Stanley Wunderlich

Investor Relations

CFSG1, Ltd

800-625-2236

info@cfsg1.com

www.launchpadir.net